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Exhibit 5.4

July 21, 2003

Re:	Pengrowth Energy Trust Registration Statement on Form F-10

       We hereby consent to the references to our firm under the captions "Certain Canadian Federal Income Tax Considerations", "Eligibility for Investment," "Legal Matters" and "Interests of Experts" in the U.S. prospectus included in Part I of this Registration Statement on Form F-10. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933 or the rules and regulations thereunder.

Very truly yours,
/s/ Bennett Jones LLP

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Exhibit 5.4